As filed with the U.S. Securities and Exchange Commission on November 5, 2018

Registration No.  333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

IMPERVA, INC.
(Exact name of Registrant as specified in its charter)

Delaware	03-0460133
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

3400 Bridge Parkway Redwood Shores, CA 94065
(Address of principal executive offices)

The Prevoty, Inc. First Amended and Restated 2013 Stock Incentive Plan
(Full title of the plans)

Mike Burns Chief Financial Officer Imperva, Inc. 3400 Bridge Parkway Redwood Shores, CA 94065
(Name and address of agent for service)
(650) 345-9000
(Telephone number, including area code, of agent for service)

Copies to:

Shulamite White, Esq. General Counsel Imperva, Inc. 3400 Bridge Parkway Redwood Shores, CA 94065 Telephone: (650) 345-9000	David A. Bell, Esq. Fenwick & West LLP 801 California Street Mountain View, CA 94041 Telephone: (650) 988-8500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
In respect of assumed Prevoty stock options: Common stock, $0.0001 par value per share	141,279(2)	$55.32(3)	$7,815,554.28(3)	$947.25
Total	141,279		$7,815,554.28	$947.25

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall cover any additional shares of the Registrant’s Common Stock that become issuable under the Prevoty, Inc. First Amended and Restated 2013 Stock Incentive Plan (the “Prevoty Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.

(2)

Represents shares subject to issuance upon the exercise of stock options outstanding under the Prevoty Plan, and assumed by the Registrant on August 9, 2018, pursuant to that certain Agreement and Plan of Merger, dated as of July 25, 2018, by and among the Registrant, Pahlmeyer Acquisition Sub, Inc., Prevoty, Inc., and Fortis Advisors LLC, as the securityholders’ agent.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and (h) under the Securities Act and based upon the average of the high and low sales prices of the Registrant’s Common Stock reported on the Nasdaq Stock Market on October 31, 2018.

REGISTRATION STATEMENT ON FORM S-8

This Registration Statement on Form S-8 is being filed by the Registrant to register 141,279 shares of the Registrant’s Common Stock, par value $0.0001 per share (the “Common Stock”) pursuant to the Registrant’s assumption of the Prevoty Plan and the outstanding awards thereunder.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 (Plan Information) and Item 2 (Registrant Information and Employee Plan Annual Information) of Form S-8 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act, and are available upon written request to: Corporate Secretary, Imperva, Inc., 3400 Bridge Parkway, Redwood Shores, CA 94065.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Imperva, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

(a)

The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the Commission on February 23, 2018 pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018 and September 30, 2018 filed with the Commission on May 9, 2018, August 3, 2018 and November 5, 2018;

(c)

The Registrant’s Current Reports on Form 8-K filed with the Commission on January 2, 2018, January 22, 2018, February 15, 2018, February 21, 2018, April 26, 2018, July 26, 2018, August 15, 2018 (as amended by the Form 8-K/A filed with the Commission on October 23, 2018), August 16, 2018, and October 10, 2018 (in each case other than information furnished under Items 2.02 or 7.01 on Form 8-K); and

(d)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A (No. 333-175008) filed with the Commission on November 7, 2011, and including any amendments or reports filed for the purpose of updating such description.

All reports and definitive proxy or information statements filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents, except as to documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 of the DGCL permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 of the DGCL provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145 of the DGCL.

The Registrant has adopted provisions in the Registrant’s certificate of incorporation and bylaws that limit or eliminate the personal liability of the Registrant’s directors and executive officers to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended. Consequently, a director or executive officer of the Registrant will not be personally liable to the Registrant or its stockholders for monetary damages or breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s or executive officer’s duty of loyalty to the Registrant or its stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	any unlawful payments related to dividends or unlawful stock purchases, redemptions or other distributions; or

•	any transaction from which the director or executive officer derived an improper personal benefit.

These limitations of liability do not alter director liability under the federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission.

In addition, the Registrant’s bylaws provide that:

•

the Registrant will indemnify the Registrant’s directors and executive officers and, in the discretion of our board of directors, certain employees and agents to the fullest extent permitted by the DGCL, as it now exists or may in the future be amended; and

•

the Registrant will advance reasonable expenses, including attorneys’ fees, to the Registrant’s directors and executive officers, and, in the discretion of Registrant’s board of directors, to certain employees and agents, in connection with legal proceedings relating to their service for or on behalf of the Registrant, subject to limited exceptions.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors, executive officers and, at times, their affiliates to the fullest extent permitted by the DGCL. The Registrant has agreed to advance expenses, including attorneys’ fees (but excluding judgments, fines and settlement amounts), to each indemnified director, executive officer or affiliate in connection with any proceeding in which indemnification is available and the Registrant will indemnify its directors and executive officers for any action or proceeding arising out of that person’s services as a director or executive officer brought on behalf of the Registrant and/or in furtherance of its rights. Additionally, certain of the Registrant’s directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by their affiliates, which indemnification relates to and might apply to the same proceedings arising out of such director’s services as a director referenced herein. Nonetheless, the Registrant has agreed in the indemnification agreements that the Registrant’s obligations to those same directors are primary and any obligation of the affiliates of those directors to advance expenses or to provide indemnification for the expenses or liabilities incurred by those directors are secondary.

The Registrant also maintains general liability insurance which covers certain liabilities of the Registrant’s directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Footnote	Description
4.1	1	Restated Certificate of Incorporation of the Registrant
4.2	2	Amended and Restated Bylaws of the Registrant
4.3	3	Specimen Certificate Evidencing Shares of Common Stock
5.1	*	Opinion of Fenwick & West LLP
23.1	*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.2	*	Consent of Mazars USA LLP, Independent Registered Public Accounting Firm
23.3	*	Consent of Fenwick & West LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included on signature page to this Registration Statement)
99.1	*	The Prevoty, Inc. First Amended and Restated 2013 Stock Incentive Plan and Form Agreements thereunder

____________________________

*	Filed herewith.
[1]	Filed as Exhibit 3.3 to Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-175008) filed by the Registrant on October 28, 2011 and incorporated herein by reference.
[2]	Filed as Exhibit 3.1 to Form 8-K (File No. 001-35338) filed by the Registrant on December 20, 2017 and incorporated herein by reference.
[3]	Filed as Exhibit 4.1 to Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-175008) filed by the Registrant on October 28, 2011 and incorporated herein by reference.

Item 9.	Undertakings.

a. The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that clauses (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

b. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood Shores, State of California, this 5th day of November, 2018.

IMPERVA, INC.

By:	/s/ Mike Burns
Mike Burns
Chief Financial Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Christopher S. Hylen and Mike Burns, and each of them acting individually (with full power to each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution in each of them, in any and all capacities, to sign for him and in his name in the capacities indicated below any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated below.

Signature	Title	Date

/s/ Allan Tessler Allan Tessler	Chairman of the Board	November 5, 2018

/s/ Christopher S. Hylen Christopher S. Hylen	President, Chief Executive Officer and Director (Principal Executive Officer)	November 5, 2018

/s/ Mike Burns Mike Burns	Chief Financial Officer (Principal Accounting and Financial Officer)	November 5, 2018

/s/ Albert Pimentel Albert Pimentel	Director	November 5, 2018

/s/ Roger Sippl Roger Sippl	Director	November 5, 2018

/s/ Randall Spratt Randall Spratt	Director	November 5, 2018

/s/ James Tolonen James Tolonen	Director	November 5, 2018